UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2014 (August 19, 2014)
HEALTHCARE TRUST OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35568	20-4738467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona		85254
(Address of principal executive offices)		(Zip Code)
(480) 998-3478
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 19, 2014, Healthcare Trust of America, Inc. (the “Company”) announced that Kellie S. Pruitt, the Company’s Chief Financial Officer, Secretary and Treasurer has notified the Company of her intention to retire from the Company on September 30, 2014 and to resign from her positions as Chief Financial Officer, Treasurer and Secretary on September 1, 2014. In order to ensure a smooth transition, Ms. Pruitt will remain employed by the Company through September 30, 2014 and will render transitional services to the Company thereafter in a consulting capacity until December 31, 2014. Subsequent to December 31, 2014, Ms. Pruitt may be assigned special projects by the Company from time to time through March 31, 2015.
In connection with her retirement, Ms. Pruitt has agreed to enter into a separation and release agreement with the Company (the “Separation Agreement”). The Separation Agreement provides for, among other things, the acceleration of vesting with respect to 40,000 shares of Ms. Pruitt’s unvested restricted stock as of September 30, 2014 and 20,000 shares of unvested restricted stock as of March 31, 2015 subject to her continuing to provide services through that date. These shares were previously issued by the Company and all other unvested restricted shares will be cancelled.
Effective September 1, 2014, the Company will appoint Robert A. Milligan, 33, as its Chief Financial Officer, Secretary and Treasurer. Mr. Milligan has served as the Company’s Executive Vice President of Corporate Finance and Capital Markets since July 2014, before which time he served as the Senior Vice President of Corporate Finance from January 2013 to July 2014 and the Director of Finance from January 2012 to January 2013. Mr. Milligan joined the Company in 2012. Before joining the Company, Mr. Milligan served as Vice President at Bank of America Merrill Lynch, where he worked from July 2007 to January 2012. From June 2003 to July 2007, he served in various corporate finance capacities at General Electric. Mr. Milligan holds a BS degree in Finance and Economics from Arizona State University and an MBA degree from the University of Chicago.
In connection with Mr. Milligan’s appointment on September 1, 2014 as the Company’s Chief Financial Officer, the Company entered into an amended employment agreement (the “Employment Agreement”) with Mr. Milligan. Mr. Milligan’s employment agreement provides for a term of three years, with the parties having the option to renew the employment agreement for two additional one-year terms thereafter. The agreement provides that Mr. Milligan’s initial base salary will be $300,000 and that he will be eligible to receive an annual incentive bonus based on the Company’s and his performance as determined by the Compensation Committee, with his target annual bonus being 100% of his base salary. The agreement also provides that he will be entitled to participate in the benefit plans made available generally to the Company's other senior executives. If the Company terminates Mr. Milligan’s employment without Cause, or if he resigns for Good Reason (as such terms are defined in the agreement), he will be entitled to (1) a severance payment equal to two times his then-current base salary, (2) a prorated target bonus for the year in which his termination occurs, (3) Company-payment of his COBRA premiums for six months and (4) accelerated vesting of his then-outstanding and unvested equity awards (other than the award of LTIP units granted to him in May 2012). Mr. Milligan’s right to receive the severance benefits described above is contingent on his providing a general release of claims in favor of the Company. The agreement also includes certain non-competition, non-solicitation and other restrictive covenants in favor of the Company. A copy of the Employment Agreement is attached hereto as Exhibit 10.1.
There are no family relationships between Mr. Milligan and any director or executive officer of the Company, and there have been no transactions between Mr. Milligan and the Company in the last fiscal year, and none are currently proposed, that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.
On August 19, 2014, the Company issued a press release regarding the notification of Ms. Pruitt’s retirement and the appointment of Mr. Milligan. A copy of the Company’s press release is attached hereto as Exhibit 99.1.
The information contained in this Current Report on Form 8-K furnished pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Amended and Restated Employment Agreement between Healthcare Trust of America, Inc. and Robert A. Milligan dated August 22, 2014.
99.1	Press Release dated August 19, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Trust of America, Inc.
Date: August 22, 2014	By:	/s/ Scott D. Peters
Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman